February 11, 2002

SUPERIOR NAVIGATION LTD. COMMENCES TENDER OFFER FOR ALL OUTSTANDING SHARES OF
                    ANANGEL-AMERICAN SHIPHOLDINGS LIMITED

     ATHENS, Greece, Feb. 12 /PRNewswire/ -- Superior Navigation Ltd., a Liberian corporation ("Offeror"), announced that it is commencing a tender offer today to purchase (i) all outstanding Class A and Class B ordinary shares, nominal value $1.00 each (the "Ordinary Shares"), and (ii) all outstanding American Depositary Shares, each representing one Class A Ordinary Share ("ADSs" and together with the Ordinary Shares, "Shares") of Anangel-American Shipholdings Limited (Nasdaq: ASIPY), at a price of $5.00 per share, in cash, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in the Offer to Purchase, dated February 12, 2002 (the "Offer to Purchase"), and the related Acceptance Form and Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Offeror is controlled by the same Angelicoussis family interests that control 81% of Anangel.

     THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 29, 2002, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION TIME").

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT VALIDLY WITHDRAWN PRIOR TO THE EXPIRATION TIME AT LEAST 90% OF THE OUTSTANDING SHARES. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.

     If the Offer is consummated, Offeror currently intends to compulsorily acquire the Shares that were not tendered in the Offer if, after completion of the Offer, 90% or more of the outstanding Shares have been tendered. If Offeror is able to compulsorily acquire the Shares, Offeror intends to acquire the remaining Shares on the same terms as the Offer in accordance with Section 88 of the Companies Law (2001 Second Revision) of the Cayman Islands. Following such compulsory acquisition, Anangel would become a wholly-owned subsidiary of Offeror. The purpose of the Offer and the compulsory acquisition is to take Anangel private. The Angelicoussis family interests intend to tender their Shares in exchange for a note of the Offeror which the Offeror will repurchase with its shares.

     Anangel's independent directors have endorsed the Offer subject to obtaining an opinion of an independent investment adviser that the Offer is fair to the holders of Shares other than Angelicoussis family interests, which opinion was obtained.

     Tendering shareholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. Tendering stockholders who hold their Shares through a broker or other nominee should check with such institution as to whether it charges any service fees.

     For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn when, as and if Offeror gives oral or written notice to Dexia Banque International a Luxembourg (the "Luxembourg Receiving Agent") and The Bank of New York (the "Depositary") of its acceptance for payment of such Shares.

     Payment for ADSs tendered and accepted for payment pursuant to the Offer will be made only after receipt within the permitted time period by the Depositary of (i) (A) the American Depositary Receipts ("ADRs") which evidence such ADSs or (B) Book-Entry Confirmation (as defined in the Offer to Purchase) of transfer of such ADSs into the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in the Offer to Purchase, (ii) (A) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or (B) an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt before the Expiration Time by the Luxembourg Receiving Agent of a properly completed and duly executed Acceptance Form and any other required documents. At the same time the Luxembourg Receiving Agent must receive the certificate evidencing the tendered Ordinary Shares unless the tender is by book-entry transfer. In the latter event the Luxembourg Receiving Agent must receive confirmation of the Book-Entry transfer before the Expiration Time.

     The Offeror reserves the right (but is not obligated) at any time and from time to time (i) to extend the period during which the Offer is open by giving oral or written notice of the extension to the Luxembourg Receiving Agent and the Depositary and by making a public announcement of the extension, (ii) to provide a subsequent offering period (commencing immediately at the Expiration Time of the original Offer period) without withdrawal rights of three to twenty New York business days in length following the original Expiration Time of the Offer, and (iii) to amend the Offer in any other respect by giving oral or written notice of the amendment to the Luxembourg Receiving Agent and the Depositary and by making a public announcement of the amendment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES OR ADSS, WHETHER OR NOT THE OFFER IS EXTENDED.

     Any extension, amendment, subsequent offering period or termination of the Offer will be followed as promptly as practicable by a public announcement. In the case of an extension or subsequent offering period the announcement will be issued no later than 9:00 a.m., New York City time, on the next New York business day after the previously scheduled Expiration Time of the Offer.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that they may be withdrawn at any time prior to the Expiration Time, and unless accepted for payment pursuant to the Offer, may also be withdrawn at any time after April 13, 2002. No withdrawal rights will apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during a subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

     For a withdrawal of Shares to be effective, a written or facsimile notice of withdrawal for Shares must be received by the Luxembourg Receiving Agent before the Expiration Time at its address set forth in the Offer to Purchase. Any such notice must specify the name of the Shareholder whose Shares are to be withdrawn, the number of Shares to be withdrawn and the account with First European Transfer Agent, the Luxembourg Registry of Securities ("FETA") to which the withdrawn Shares should be transferred. With respect to withdrawn Shares, the Luxembourg Receiving Agent will credit the withdrawing Shareholder's FETA account with such withdrawn Shares.

     For a withdrawal of ADSs to be effective, a written or facsimile transmission notice of withdrawal for ADSs must be received by the Depositary before the Expiration Time at one of its addresses set forth in the Offer to Purchase. Any such notice must specify the name of the person who tendered the ADSs to be withdrawn and (if ADRs have been tendered) the name of the registered holder, if different from that of the person who tendered the ADSs evidenced by such ADRs. If ADRs evidencing ADSs to be withdrawn have been delivered or otherwise identified to the Depositary, then before the physical release of such ADRs, the certificate numbers shown on the particular ADRs evidencing the ADSs to be withdrawn must be submitted to the Depositary and the signature(s) on the form of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless interests in ADSs evidenced by ADRs have been tendered for the account of an Eligible Institution. If ADSs evidenced by ADRs to be withdrawn have been tendered pursuant to the procedures for book-entry transfer set forth in the Offer to Purchase, any form of withdrawal must also specify the name and number of the account at The Depositary Trust Company (the "Book-Entry Transfer Facility") to be credited with the withdrawn ADSs, in which case a notice of withdrawal will be effective if delivered to the Depositary before the Expiration Time as provided in the Offer to Purchase.

     Withdrawals of tenders of Shares may not be rescinded and any Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, the Offer may be accepted again in respect of withdrawn Shares by the holder re-tendering those Shares by following the procedures described in the Offer to Purchase at any time before the Expiration Time.

     The receipt of cash in exchange for Shares pursuant to the Offer, a subsequent offer or the Compulsory Acquisition will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. All shareholders should consult with their own tax advisers as to the particular tax consequences of the Offer and the Compulsory Acquisition to them, including the applicability and effect of any state, local or foreign income and other tax laws and of changes in such tax laws.

     The information required to be disclosed by Rule 13e-3(e)(1) and Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     Anangel has provided its shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and Acceptance Form will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL AND ACCEPTANCE FORM CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     The results of the Offer will be announced by filing a final amendment to the Schedule TO filed in connection with the tender offer with the Securities and Exchange Commission in the United States and by publishing a notice in the Luxemburger Wort in Luxembourg.

     THE COMPANY URGES SHAREHOLDERS TO READ THE TENDER OFFER STATEMENT AND OTHER RELEVANT DOCUMENTS REGARDING THE TENDER OFFER EXPECTED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHEN THEY BECOME AVAILABLE.

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Anangel Shares, which offer is made solely by the Offer to Purchase, dated February 12, 2002, the related Acceptance Form and Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will Offeror (as defined below) accept tenders from or on behalf of, holders of Shares in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction. Offeror is not aware of any state or foreign jurisdiction the laws of which would prohibit the Offer or such acceptance. In those jurisdictions whose laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

     Questions and requests for assistance and copies of the Offer to Purchase and the related Letter of Transmittal, Acceptance Form and all other tender offer materials may be directed to the Information Agent or the International Manager as set forth below, and copies will be furnished promptly at Offeror's expense. Offeror will not pay any fees or commissions to any broker or dealer or any other person (other than the International Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

 The Information Agent for the Offer          The International Manager for the
                 is:                                      Offer is:

    Mellon Investor Services LLC             First European Transfer Agent S.A.
           44 Wall Street                           5, rue Thomas Edison
              7th Floor                                L-1445 Strassen
         New York, NY 10005                            G-D Luxembourg
 Call Toll-Free in the US: +1 (877)698-6870      Telephone: +35 2 25 47 9202
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